Exhibit 99.1

SecureAlert, Inc. Announces Record $4.4 Million Quarterly Revenues and Secures $8,000,000 Line of Credit

Sandy, UT – (Marketwire 8/25/11)  SecureAlert Inc. (OTCBB: SCRA), a national leader in offender intervention and tracking technologies, widely utilized by public safety agencies throughout the United States and expanding globally, announced record revenue results for its third fiscal quarter, ended June 30, 2011. These quarterly results were reported in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 15, 2011. On August 19, 2011, the Company also closed on an $8,000,000 Loan and Security Agreement in support of its global operational expansion.

For the three months ended June 30, 2011, the Company reported revenues of $4,430,506, compared to $3,079,226 for the three months ended June 30, 2010, an increase of $1,351,280, or 44%.  Of these revenues, $3,729,220 and $2,992,842 were derived from monitoring services for the three months ended June 30, 2011 and 2010, respectively, an increase of $736,378, or 25%. The increase in monitoring service revenues resulted primarily from international deployments utilizing the Company’s intervention monitoring services. Additionally, domestic product revenues increased from $86,384 for the three months ended June 30, 2010, to $701,286 for the three months ended June 30, 2011, an increase of $614,902.  This increase in product revenues was primarily driven by the growth of our incarceration monitoring system initiatives.

Importantly, the Company has been able to increase gross profit from $1,363,765, or 44% of revenues for the three months ended June 30, 2010, to $2,029,436, or 46% of revenues for the three months ended June 30, 2011.  Improving gross profit has been achieved primarily through reduced monitoring communication costs, freight cost initiatives and software enhancements.

The net loss from operations for the third fiscal quarter ended June 30, 2011 of $2,179,874 increased over the same period a year ago of $1,830,312, an increase of $349,562, or 19%. This increase was primarily attributable to the development and expansion of the Company’s international operations, in advance of planned and increased deployments.

The Company also reported Shareholders Equity of $4,701,280 for the third fiscal quarter ended June 30, 2011 compared to Shareholders Equity of $3,129,851 for the same fiscal quarter of 2010, an improvement of $1,571,429.

Relatedly, the Loan and Security Agreement is intended to provide cash to drive global growth initiatives and country-specific infrastructural development.  “We are fully committed to driving global growth initiatives, which are now starting to materialize both domestically and internationally, as demonstrated by our 44% year over year growth,” said John L. Hastings III, President and CEO of SecureAlert, Inc.  "The expansion of the global electronic monitoring marketplace continues to be very promising, and we are encouraged by many new agency discussions and engagements.  Importantly, while we offer a portfolio of monitoring products and services, our proprietary intervention monitoring solutions and ReliAlert tracking technologies are well-positioned to capitalize on marketplace growth going forward”, continued Hastings. “Given our current revenue base and sustainable margins, together with the availability of our new Credit Line, we are now well-positioned both operationally and financially, to focus on profitable growth initiatives and to take the Company to the next level of financial performance”, concluded Mr. Hastings.

The Loan and Security Agreement establishes a credit facility for up to $8 million provided by Sapinda UK Limited.  In connection with the credit facility the Company also entered into an advisory services agreement with Sapinda UK Limited to assist the Company in raising up to $17 million, including the amounts borrowed under the credit facility.  The first draw against the line of credit is to be $4 million, to be made available to the Company on or before September 3, 2011. Borrowings under the Loan and Security Agreement are secured by the assets of the Company.

A more complete discussion of operating results for the third fiscal quarter ended June 30, 2011 is included in the Company’s Quarterly Report.

For more information on the Loan and Security Agreement, a Form 8-K has also been filed with the Securities and Exchange Commission as of today.

About SecureAlert

SecureAlert is a leading international provider of reliable electronic monitoring solutions, case management and services widely utilized by law enforcement agencies worldwide.  SecureAlert offers real-time intervention services and innovative technologies to observe and track offenders wherever they may be: In their car, home or office. The Company delivers highly reliable intervention technologies and peace-of-mind through programs which allow probationers and paroled offenders to re-enter society by electronically monitoring them 24 hours a day, for enhanced public safety, while reducing the overall burdens and costs carried by the criminal justice and corrections systems.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including future growth and earnings opportunities of the Company. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the Company's ability to retain and to promptly satisfy current backorders and other economic, competitive, governmental, technological, regulatory, manufacturing and marketing risks associated with the Company's business and financial plans. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the Company's most recent filings with the Securities and Exchange Commission.

For more information please contact: Investor Relations at SecureAlert, Inc. (801) 451-6141.